Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2019, relating to the financial statements and financial statement schedules of Brainstorm Cell Therapeutics Inc. appearing in the Annual Report on Form 10-K of Brainstorm Cell Therapeutics Inc. for the year ended December 31, 2018 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

August 16, 2019